EXHIBIT 4.1

OHA Senior Private Lending Fund (U) LLC (“we,” “our” or the “Fund”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, limited liability company interests, par value $0.01 (the “Shares”). In this exhibit, references to “we,” “us” and “our” refer only to the Fund and not any of its subsidiaries.

Description of Securities

The following description of our Shares is a summary of the material terms and provisions that apply to our Shares. The summary does not purport to be complete. The summary is subject to and qualified in its entirety by reference to our limited liability company agreement, as amended from time to time (“LLC Agreement”), which is incorporated by reference into our Annual Report on Form 10-K and is incorporated by reference herein. We encourage you to carefully review our LLC Agreement for additional information. Capitalized terms used but not defined herein shall has e the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

General

Under the terms of our LLC Agreement, we are authorized to issue an unlimited number of Shares. There is currently no market for our Shares, and we can offer no assurances that a market for our Shares will develop in the future. We do not intend for the Shares offered pursuant to this offering to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Shares. No Shares have been authorized for issuance under any equity compensation plans.

Description of Our Shares

Under the terms of the LLC Agreement, we retain the right to accept subscriptions for our Shares. In addition, holders of Shares are entitled to one vote for each Share held on all matters submitted to a vote of holders of Shares and do not have cumulative voting rights. Holders of Shares are entitled to receive proportionately any distributions declared by the Board, subject to any preferential dividend rights of outstanding preferred shares. Upon our liquidation, dissolution or winding up, the holders of Shares will be entitled to receive ratably our net assets available after the payment of (or establishment of reserves for) all debts and other liabilities and will be subject to the prior rights of any outstanding preferred shares. Holders of Shares have no redemption or preemptive rights. The rights, preferences and privileges of Members are subject to the rights of the holders of any preferred shares that we may designate and issue in the future.

Transfer and Resale Restrictions

Investors in our Shares may not sell, assign, transfer or otherwise dispose of (in each case, a “Transfer”) their Shares without the consent of the Board or Board officers to whom the Board has delegated such authority. This consent will not be unreasonably withheld and that the Transfer is otherwise made in accordance with applicable securities, tax, anti-money laundering and other applicable laws and compliance with our LLC Agreement. No Transfer will be effectuated except by registration of the Transfer on the Fund’s books. Each transferee must agree to be bound by the restrictions set forth in the LLC Agreement and all other obligations as an investor in the Fund.

We intend to sell our Shares in private offerings in the United States under the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, and outside the United States under the exemption provided by Regulation S under the Securities Act and other exemptions from the registration requirements of the Securities Act. Investors who acquire our Shares in such private offerings are required to complete, execute and deliver a Subscription Agreement, a joinder to our LLC Agreement and related documentation, which includes customary representations and warranties, certain covenants and restrictions and indemnification provisions. Additionally, such investors may be required to provide due diligence information to us for compliance with certain legal requirements. We may, from time to time, engage offering or distribution agents and incur offering or distribution fees or sales commissions in connection with the private offering of our Shares in certain jurisdictions outside the United States. The cost of any such offering or distribution fees may be borne by an affiliate of the Adviser. We will not incur any such fees or commissions if our net proceeds received upon a sale of our Shares after such costs would be less than the net asset value per Share.

Limited Liability of the Members

No holder of Shares or former holder of Shares, in its capacity as such, will be liable for any of our debts, liabilities or obligations except as provided hereunder and to the extent otherwise required by law. Each holder of Shares will be required to pay to us any unpaid balance of any payments that he, she or it is expressly required to make to us pursuant to the LLC Agreement or pursuant to such holder of Shares’ Subscription Agreement, as the case may be.

Delaware Law and Certain Limited Liability Company Agreement Provisions

Organization and Duration

We were formed as a Delaware limited liability company on June 27, 2022 with the name “OHA Senior Private Lending Fund (U) LLC”. We will remain in existence until dissolved in accordance with the LLC Agreement or pursuant to Delaware law. At the direction of a majority vote of all outstanding Shares, the Board will use its commercially reasonable efforts to wind down, sell and/or liquidate and dissolve the Fund in an orderly manner.

Purpose

Under the LLC Agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon it pursuant to the agreements relating to such business activity.

Agreement to be Bound by the LLC Agreement; Power of Attorney

By executing the Subscription Agreement (which signature page constitutes a counterpart signature page to the LLC Agreement), each investor accepted by the Fund is agreeing to be admitted as a member of the Fund and bound by the terms of the LLC Agreement. Pursuant to the LLC Agreement, each holder of a Share and each person who acquires Shares from another holder of a Share grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the Board the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the LLC Agreement.

Resignation and Removal of Board Members; Procedures for Vacancies

Any Board member may resign at any time by submitting his or her written resignation to the Board or secretary of the Fund. Such resignation will take effect at the time of its receipt by the Fund unless another time be fixed in the resignation, in which case it will become effective at the time so fixed. The acceptance of a resignation is not required to make it effective. Any or all of the Board members may be removed by the affirmative vote of a majority of the full Board or by an affirmative vote of a majority of the outstanding Shares.

Except as otherwise provided by applicable law, including the 1940 Act, any newly created directorship on the Board that results from an increase in the number of Board members, and any vacancy occurring in the Board that results from the death, resignation, retirement, disqualification or removal of a Board member or other cause, will be filled by the appointment and affirmative vote of a majority of the remaining members of the Board in office, although less than a quorum (with a quorum being a majority of the total number of members of the Board), or by a sole remaining member of the Board. Any Board member elected to fill a vacancy or newly created directorship will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified, or until his or her death, resignation, retirement, disqualification or removal.

Action by Members

Under the LLC Agreement, Member action can be taken only at a meeting of Members or by written consent in lieu of a meeting by Members representing at least the number of Shares required to approve the matter in question.

Only our Board, the Chair of the Board or our Chief Executive Officer may call a meeting of Members. Only business specified in our notice of meeting (or supplement thereto) may be conducted at a meeting of Members.

Amendment of the LLC Agreement; No Approval by Holders of Shares

Except as otherwise provided in the LLC Agreement, the terms and provisions of the LLC Agreement may be amended with the consent of the Board (which term includes any waiver, modification, or deletion of the LLC Agreement) during or after the term of the Fund, together with the prior written consent of the holders of a majority of the Shares.

Certain limited amendments, as set forth in the LLC Agreement, may be made with the consent of the Board and without the need to seek the consent of the Members.

Submission to Jurisdiction; Venue; Waiver of Jury Trial

Pursuant to Section 13.6(e) of the LLC Agreement, Members irrevocably accept the non-exclusive jurisdiction of the specified federal and state courts in New York and waive the right to a jury trial for any claim or cause of action directly or indirectly based upon or arising out of the LLC Agreement. In submitting to the jurisdiction of the courts of New York, Members may have to bring suit in an inconvenient and less favorable forum.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with GAAP. For financial reporting purposes, our fiscal year is a calendar year ending December 31.